EXHIBIT 16.1 TO FORM 8-K

March 4, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 29, 2016, of Calix Inc., and are in agreement with the statements contained in the first sentence of paragraph one, and in paragraphs two, three, four and five on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP